Exhibit 99.2

Aspira Women’s Health Strengthens Board of Directors with the Addition of Dr. Sandra E. Brooks

AUSTIN, Texas — November 9, 2020 — Aspira Women’s Health, Inc. (Nasdaq: AWH), a bioanalytical-based women’s health company, today announced the appointment of Sandra E. Brooks, MD, MBA to its Board of Directors.  The addition of Dr. Brooks brings the Board composition to seven members with the majority now female.

“It’s a tremendous honor to welcome Dr. Brooks to our Board of Directors at this important phase in the evolution of Aspira Women’s Health.  Dr. Brooks brings a wealth of knowledge and experience as a gynecologic oncologist by training as well as an experienced physician executive.  Her significant insights will be invaluable as we pursue larger healthcare systems and expand into other gynecologic diseases,” stated Valerie Palmieri, President, and CEO of Aspira Women’s Health.

About Sandra E. Brooks, MD, MBA

Dr. Brooks is Senior Vice President & Chief Medical Officer at Thomas Jefferson University Hospitals, Center City Division, and a Professor in the Department of Obstetrics and Gynecology, Sidney Kimmel Medical College. Dr. Brooks trained in Obstetrics and Gynecology at the Hospital of the University of Pennsylvania and in Gynecologic Oncology at the Brigham and Women’s Hospital, Harvard Medical School, Dr. Brooks also served as Professor and Director of the Division of Gynecology Oncology at the University of Maryland for 10 years where in addition to clinical practice, and teaching trainees, her research focused on health services and cancer disparities. Dr. Brooks received her MBA in Medical Services Management at Johns Hopkins University before transitioning to physician executive roles in multi-site ambulatory and health system settings.

“It is my absolute pleasure to be a board member of a company focused on improving women’s lives, and has the potential to detect ovarian cancer risk in populations of women for whom established assays may less sensitive,” stated Dr. Sandra E. Brooks, Senior Vice President & Chief Medical Officer at Thomas Jefferson University Hospitals, Center City Division. “I believe my skills and perspective will complement the team, and look forward to serving with the other talented Board members.

About Aspira Women’s Health Inc.

Aspira Women’s Health, Inc. (formerly known as, Vermillion inc., Nasdaq: VRML) is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women.  ASPIRA is particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk

Exhibit 99.2

assessment and endometriosis. OVA1® plus includes our FDA-cleared products, OVA1®, and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. ASPIRA GenetiXTM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment, ASPIRA is delivering a portfolio of pelvic mass products over a patient’s lifetime with our cutting-edge research. The next generation of products in development are OVANEXTM and EndoCheckTM. Visit our website for more information at www.aspirawh.com.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@lifesciadvisors.com

Media Contact:

Jaime Abrusci

Rx Medical Dynamics

Tel 646-599-8606

jabrusci@rxmedyn.com